Le Plessis Robinson, January 28th, 2008

Mr. Michel DARNAUD
51 avenue du Grand Veneur
78110 LE VESINET

Dear Mr. Darnaud,

Following our various discussions, we are pleased to confirm your permanent appointment from February 4th 2008, at the company Sorin Group France SAS, CA La Boursidière 92357 Le Plessis Robinson, under the following terms and conditions:

Appointment

You are appointed as “President of the Cardiopulmonary Business Unit and President of ‘Intercontinental’”, Executive Category, Position III C. For these two functions you shall report to the President of Sorin Group Spa.

In addition, and as part of your responsibilities as President of the Cardiopulmonary BU, you shall also be in charge of training, organisation and the general management of the French commercial structure within the Cardiopulmonary BU.

You declare that, at the starting date of your employment agreement, you are free of any commitment whatsoever to your former employer including any non-compete clause that could potentially prevent your recruitment by the company.

You are exempt from any trial period.

During the first twenty-four months following your date of hire, in the event of termination of your contract for the account of the employer or at the request of the employer, for any reason except that of dismissal for serious or gross misconduct, the company agrees to pay you a fixed indemnity equivalent to 12 months’ salary, calculated using your gross base annual compensation at the date of notification of the termination of the contract. This fixed indemnity shall not replace any other legal indemnity in force.

Remuneration

In consideration for the undertaking of your functions, you shall receive a global brut annual base remuneration of 330 000 Euros that shall be paid to you in 13.1 monthly installments. As you are not subject to the standard legal regime governing working hours, the amount of this remuneration cannot be formulated in terms of an hourly rate of pay.

The fixed portion of your compensation shall be supplemented by a variable portion (bonus), subject to the results of the Group, the CRM BU and your personal contribution.
Your Bonus is expressed as a percentage of your gross base annual compensation, and shall be equal to 50% for the 100% achievement of your quantitative and qualitative targets.
The terms and conditions for awarding the variable proportion (Bonus) and your quantitative and qualitative targets shall be set each year according to the terms and conditions defined by the Sorin Group.

Lastly, you shall also be entitled to a Foreign Service Premium as detailed in Article 81 A II of the General Tax Code (Code Général des Impôts) that provides for the payment of a non-taxable supplementary remuneration to compensate for the inconveniences incurred as a result of your business travel outside of France.
The Foreign Service Premium shall be paid in addition to your gross base annual remuneration. This premium is directly linked to your business travel outside of France and is calculated in proportion to the number of days spent abroad.

This Foreign Service Premium shall be paid to you as a monthly advance, corresponding to 1/12th of 20% of your base annual remuneration. The balance shall be calculated at the end of each period using the number of days actually spent outside of France as part of your professional activity and shall be paid with your December salary.
It is your responsibility to keep all supporting documentation pertaining to these business trips (mission order, tickets, visas, invoices, programmes, etc...).

Working Hours

The importance of the functions and responsibilities entrusted to you, which demand a high level of independence in the organisation and management of your time, and the degree of autonomy you have in your decision making mean that you belong to the category of senior executives provided for in Article L212-15-1 of the Labour Code and Article 15 of the National Agreement on Working Hours in the Metal Industry modified by amendments dated January 29th, 2000 and April 14th, 2003.

Company Car

In order to carry out your functions, you will receive a company car of which the attribution process is detailed by the procedure currently in place in the company.

Discretion and Confidentiality

Given the importance of your responsibilities within the Sorin Group, throughout the term of this contract and after its termination, you agree not to divulge, whether in France or abroad, to either natural or legal persons, any information written or otherwise, regarding the company’s commercial operations, studies and projects as well as its manufacturing processes.

You agree to use the utmost discretion for everything that concerns the company’s activity, in particular regarding the sector in which you are specialised and notably to not divulge nor allow anybody to benefit from any study, project, achievement and more generally any information that has not officially been made public of which you may be aware through your functions, even after the termination of the present contract.

You agree to make the same commitment as described in the preceding paragraph concerning information of any type that has not officially been made public relating to clients of whom you may be aware through the undertaking of your responsibilities. The provisions of this clause are considered an essential clause of the employment agreement that binds you to the company Sorin Group France SAS.

Non-compete Clause

Nature of the Assignment:

At the end of the present contract, regardless of the reason for leaving the company, you will be bound by a non-compete obligation, the purpose of which is to protect the company Sorin Group France and the Sorin Group’s legitimate professional interests. This clause is necessary to protect the aforementioned interests due to the fact that your functions call for you to be informed of technical and strategic matters pertaining to the activity of Sorin Group. To this end, you formally accept not to carry out, directly or indirectly, in person or through an intermediary, by any means whatsoever, any similar activity to that which you perform within the company, and not to serve as a consultant to any company operating within the same field as SORIN CRM SAS, and in particular any company that produces cardiac surgery equipment, especially pertaining to heart valves, perfusions and blood management.

In order to ensure the protection of the company’s interests, the present non-compete clause shall be valid worldwide.

Time Limit:

The present non-compete clause shall be valid for a period of twelve months from the date of definitive termination of the employment agreement in accordance with the terms and conditions set forth by the relevant collective bargaining agreement, regardless of the reason for such termination.

Financial consideration:

In consideration for this non-compete clause and subject to any subsequent and more favourable collective agreement, you shall receive a gross monthly indemnity equal to 50% of your monthly average salary as well as any contractual benefits and incentives that you received during your last twelve months of employment at the company, in accordance with the dispositions of the collective bargaining agreement currently in force.

During the same period, you agree to make known to Sorin Group France upon request the name and address of your new employer, who you must inform of the present dispositions prior to any engagement.
In the event of a breach of your obligations under this non-compete clause, the company Sorin Group France shall be entitled to suspend, as a precautionary measure, the payment of your monthly financial compensation, subject to taking proceedings before the competent jurisdiction within the month following such suspension in order to obtain a finding of breach of your non-compete obligations.

In the event of a breach of your obligations under this non-compete clause at any point within the aforementioned twelve month period, you shall be liable to reimburse the total amount received as financial consideration under the present clause. Moreover, the company shall be authorised not to enforce the present clause if it sees fit. In the event of a breach of the present clause, you shall be liable to pay the company Sorin Group France an amount equal to twelve times your monthly average salary without any notice other than a simple acknowledgement of any form of non-compliance. This is without prejudice to the right of the company to reclaim damages from both yourself and your new employer.

Option to waive the non-compete clause:

It is expressly agreed between the parties that the company may, at its discretion, waive the present non-compete clause by notifying you of its decision to waive the present non-compete clause by registered mail with receipt of delivery at the latest eight days following the date of termination of the employment agreement.
The parties agree that the date of termination of the employment agreement shall mean the date upon which the letter of notification is sent by the employer or the date upon which a letter of resignation sent by the employee is received by the employer.

In the event that the non-compete clause is waived, you will be freed from any agreement made to Sorin Group France, without being entitled to claim any indemnity whatsoever under the present clause.

Exclusivity
You agree to use your best efforts in order to accomplish the various missions for which you are responsible under the present agreement.
Furthermore, you agree not to undertake any other professional activity, either for your own account or for that of another company, except given prior express authorization from the Directors of the company.

Mobility

Your place of work shall be based at our site at La Boursidière 92357 Le Plessis Robinson.
Furthermore, and given the global nature of your functions, you will be called upon to make many business trips of varying lengths, both in France and abroad.

Given the nature of your functions, the needs of the company in terms of organisation and efficient operation or the potential for career advancement may, at any time, call for a change in your place of work, which will not constitute a modification of the present agreement.

Moreover, and due to the nature of your functions and the activities of the Group, you may be transferred to one of the other companies of the Group without constituting a modification of the present agreement.

Informational Provisions

We hereby inform you that your employment agreement is subject to the National Collective Bargaining Agreement for Engineers and Executives in the Metal Industry (Convention Collective Nationale des Ingénieurs et Cadres de la Métallurgie); any relevant internal collective agreements as well as any customs and policies defined by the employer and currently in force at the company are also applicable.

The application of these internal collective agreements and customs in force means that you will benefit from the supplementary retirement plans ARRCO and AGIRC as well as the provident scheme and the supplementary healthcare coverage.
Please find below the reference numbers of these retirement funds and insurance providers.

Along with your employment agreement, you shall be provided with a copy of the company’s Internal Regulations and the Group’s ethics code.

In case of departure from the company, you must return to the company, upon its first request, the updated “contacts” file, all documents and equipment given to you by the company as well as all resources put at your disposal for the proper performance of your professional duties (in particular, company car and all related paperwork, telephone, PC).
Similarly, in the case of illness or prolonged absence, you shall return the aforementioned items as indicated in the paragraph above in order for the company and the Group to continue operating normally.

If you find the aforementioned terms and conditions acceptable, please return to us a copy of the present contract, signed by yourself preceded by the phrase: “Read and confirmed – Agreed”.
Yours faithfully,

Gérard PIQUET
HR Manager France

References:
Company SORIN GROUP FRANCE SAS
SIRET: 47782841200023 – URSSAF de Montreuil: 920282341793001011
Providence scheme/healthcare coverage: Générali France
Contract managed by AON – Administration Centre – 28, allée de Bellevue 16918 ANGOULEME CEDEX 9
Supplementary Retirement Fund ARRCO : CIS-CGIS and Retirement Fund AGIRC : ACGME
Managed by the Mornay Group: 509, rue Van Gogh – 75 591 Paris Cedex 12

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